Exhibit 5.1

MUSICK, PEELER & GARRETT LLP
ATTORNEYS AT LAW

ONE WILSHIRE BOULEVARD, SUITE 2000	LOS ANGELES
LOS ANGELES, CALIFORNIA 90017-3383	ORANGE COUNTY
SAN DIEGO
SAN FRANCISCO
TELEPHONE: (213) 629-7600	SANTA BARBARA
FACSIMILE: (213) 624-1376	WESTLAKE VILLAGE
WWW.MPGWEB.COM
FILE NO. 87107.001

May 30, 2006

Southwest Water Company

One Wilshire Building

624 South Grand Avenue, Suite 2900

Los Angeles, California 90017-3782

Re:	Registration Statement on Form S-8 for Southwest Water Company 2006 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Southwest Water Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) to be filed by the Company with the Securities and Exchange Commission on May    , 2006 with respect to the 5,433,920 shares of common stock, $0.01 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), and the rights to purchase 5,433,920 Shares upon the occurrence of certain events pursuant to the Plan. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the Company in connection with the issuance and sale of the Shares will be timely completed in the manner proposed and (b) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the prospectus, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to applicable provisions of the federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our law firm in the prospectus under the heading “Legal Opinions.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ MUSICK, PEELER & GARRETT LLP